Exhibit 99.2

Topline Results for ZEPHYR Phase 2b Study of Livoletide April 6, 2020

Introduction Connie Chang, Vice President, Corporate Affairs

Topline Results for Pivotal Phase 2b Study of Livoletide in Prader - Willi Syndrome Julia C. Owens, Ph.D., President and Chief Executive Officer

5 Pivotal Phase 2b ZEPHYR Study in PWS – Topline Data Livoletide did not meet defined primary endpoint at either dose Change in HQ - CT from baseline at 12 weeks Key Findings: • Larger than expected placebo response • High variability across most HQ - CT measurements • No positive trends observed for any secondary endpoints • Livoletide was well - tolerated in the study, consistent with Phase 2a study results • 2 patients (1.3%) dropped out during 12 - week period • 4 SAEs reported during 12 - week period, none being related to livoletide treatment - 2 0 - 4 - 6 - 8 - 10 Placebo HQ - CT (12 - wk) vs. baseline** Low dose * High dose * - 1.9 vs placebo P =0.1290 - 1.0 vs placebo P = 0.4512 - 2.8 - 4.7 - 3.8 *Low dose = 60 ug/kg, High dose = 120 ug/kg ** HQ - CT difference reported as Least Square (LS) Mean in Full Analysis Set. Error bars represent 95% CI.

6 • Patients • Caregivers • Clinical trial investigators and staff • Millendo team Thank you for making ZEPHYR possible!

Nevanimibe for the treatment of patients with congenital adrenal hyperplasia (CAH), with Phase 2b clinical study ongoing MLE - 301 for menopausal vasomotor symptoms, currently in preclinical studies designed to enable first - in - human clinical studies Experienced leadership team to execute on company strategy Financial strength with cash balance of $63.5M* as of December 31, 2019 * Potentially expand our pipeline by leveraging our expertise in acquiring and in - licensing product candidates 7 Significant Potential Value Creation Continued focus on novel treatments for endocrine diseases * Includes cash, cash equivalents, marketable securities and restricted cash

Q&A